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                           NAI TECHNOLOGIES, INC.
                       AMENDMENT TO WARRANT AGREEMENT


     This Amendment to the Warrant Agreement dated as of February 18, 1999 (the "Amendment"), is entered into between NAI Technologies, Inc., a New York corporation (the "Company"), Continental Stock Transfer & Trust Company of New York, New York ("Continental") and American Stock Transfer & Trust Company of New York, New York ("American Stock"). Reference is made to that certain Warrant Agreement, dated as of August 26, 1996, (the "Warrant Agreement") by and between the Company and American Stock.


                                WITNESSETH:

     WHEREAS, pursuant to the merger (the "Merger") of DRS Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of DRS Technologies, Inc. ("DRS"), with and into NAI, DRS will assume the obligations of the Company's outstanding and unexercised warrants to purchase shares of common stock at the purchase price of $2.50 per share (the "Warrants") under the terms and conditions of the Agreement and Plan of Merger dated August 26, 1998 (the "Merger Agreement"); and

     WHEREAS, the Company desires to discharge American Stock of its duties under the Warrant Agreement and appoint Continental as the successor Warrant Agent pursuant to Section 12 of the Warrant Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties hereby agree as follows:

     1. The Company hereby appoints Continental as the successor Warrant Agent under the terms and conditions of the Warrant Agreement and Continental hereby accepts such appointment.

     2. Each reference to American Stock as Warrant Agent within the Warrant Agreement as amended is hereby replaced with a reference to Continental.

     3. Continental is hereby vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Warrant Agent, and Continental assumes and accepts such powers, rights, duties and responsibilities.

     4. Upon consummation of the Merger, the terms of the Warrants shall be amended in accordance with the Merger Agreement so that each Warrant will represent the right to receive 0.25 of a share of DRS common stock for each share that the holder would have received under the original Warrant, at an exercise price of $10.00 per share of DRS common stock.

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     5. Section 12 of the Warrant Agreement is hereby amended to direct that notice to the Warrant Agent in the manner provided in the Warrant Agreement shall hereinafter be given as follows:

      Continental Stock Transfer & Trust Company
      2 Broadway, 19th Floor
      New York, NY 10004

      Attention: Compliance Department


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                         NAI Technologies, Inc.


                         By:  /s/ Richard A. Schneider
                            ----------------------------
                              Richard A. Schneider
                              Executive VP, CFO, Secretary & Treasurer

                         Continental Stock Transfer & Trust Company


                         By:  /s/ Roger Bernhammer
                            ----------------------------
                              Roger Bernhammer
                              Vice President

                         American Stock Transfer & Trust Company


                         By:  /s/ Herbert J. Lemmer
                            ----------------------------
                              Herbert J. Lemmer
                              Vice President

AGREED & ACCEPTED

DRS Technologies, Inc.


By:  /s/ Nina Laserson Dunn
   ----------------------------
     Nina Laserson Dunn, Esq.
     Executive Vice President,
        General Counsel & Secretary



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